For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	October 18, 2023
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2023 THIRD QUARTER RESULTS,
NEW SHARE REPURCHASE PLAN AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the third quarter of 2023. For the quarter, the Company reported net income of $9.8 million, or $1.22 per diluted common share (“diluted EPS”), down $27,000 from $9.8 million, or $1.21 diluted EPS, for the second quarter of 2023.

"Home Bank has delivered exceptional results during this cycle of rapidly increasing interest rates and the third quarter was a continuation of that success. We produced above average profitability metrics, grew both loans and deposits, and maintained strong credit quality.” said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “Strong customer relationships, built over years, have allowed us to retain deposits while still maintaining discipline on interest expense. We are confident that our long history and culture of relationship banking have positioned Home Bank to continue to thrive both in the near and long term.”

Third Quarter 2023 Highlights

~~•~~Loans totaled $2.6 billion at September 30, 2023, up $58.3 million, or 2.3% (9% on an annualized basis) from June 30, 2023.

~~•~~Deposits totaled $2.6 billion at September 30, 2023, up $45.8 million, or 2%, from June 30, 2023.

•Net interest income totaled $29.5 million, down $797,000, or 3% from the prior quarter.

•The net interest margin ("NIM") was 3.75% in the third quarter of 2023 compared to 3.94% in the second quarter of 2023.

•The Company recorded a $351,000 provision to the allowance for loan losses primarily due to loan growth.

•Nonperforming assets totaled $12.3 million, or 0.37% of total assets compared to $12.4 million, or 0.38% of total assets, at June 30, 2023.

Loans

Loans totaled $2.6 billion at September 30, 2023, up $58.3 million, or 2%, from June 30, 2023. The following table summarizes the changes in the Company’s loan portfolio, net of unearned income, from June 30, 2023 through September 30, 2023.

(dollars in thousands)	9/30/2023	6/30/2023	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$432,092	$419,091	$13,001	3%
Home equity loans and lines	69,350	66,932	2,418	4
Commercial real estate	1,178,111	1,176,976	1,135	—
Construction and land	342,711	327,488	15,223	5
Multi-family residential	106,411	103,951	2,460	2
Total real estate loans	2,128,675	2,094,438	34,237	2
Other loans:
Commercial and industrial	407,189	382,292	24,897	7
Consumer	33,230	34,029	(799)	(2)
Total other loans	440,419	416,321	24,098	6
Total loans	$2,569,094	$2,510,759	$58,335	2%

The average loan yield was 5.95% for the third quarter of 2023, up 13 basis points, from the second quarter of 2023. Loan growth during the third quarter of 2023 was across all loan types with the exception of consumer loans. Loans grew in the third quarter of 2023 across most of our markets with approximately 35% of the growth attributable to the Houston market.

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $12.3 million, or 0.37% of total assets, at September 30, 2023, down $86,000, or 1%, from $12.4 million, or 0.38% of total assets, at June 30, 2023. During the third quarter of 2023, the Company recorded net loan recoveries of $132,000, compared to net loan recoveries of $10,000 during the second quarter of 2023.

The Company provisioned $351,000 to the allowance for loan losses in the third quarter of 2023. At September 30, 2023, the allowance for loan losses totaled $31.1 million, or 1.21% of total loans, compared to $30.6 million, or 1.22% of total loans, at June 30, 2023. Provisions to the allowance for loan losses are based upon, among other factors, our estimation of current expected losses in our loan portfolio, which we evaluate on a quarterly basis. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, borrower specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following tables present the Company’s loan portfolio by credit quality classification as of September 30, 2023 and June 30, 2023.

	September 30, 2023
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$429,011	$870	$2,211	$432,092
Home equity loans and lines	69,225	—	125	69,350
Commercial real estate	1,162,095	330	15,686	1,178,111
Construction and land	330,512	5,388	6,811	342,711
Multi-family residential	102,907	—	3,504	106,411
Commercial and industrial	402,252	2,458	2,479	407,189
Consumer	33,000	—	230	33,230
Total	$2,529,002	$9,046	$31,046	$2,569,094

	June 30, 2023
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$415,162	$872	$3,057	$419,091
Home equity loans and lines	66,809	—	123	66,932
Commercial real estate	1,160,405	335	16,236	1,176,976
Construction and land	319,738	5,410	2,340	327,488
Multi-family residential	100,521	—	3,430	103,951
Commercial and industrial	377,529	2,894	1,869	382,292
Consumer	33,832	—	197	34,029
Total	$2,473,996	$9,511	$27,252	$2,510,759

Investment Securities

The Company's investment securities portfolio totaled $428.1 million at September 30, 2023, a decrease of $22.4 million, or 5.0%, from June 30, 2023. At September 30, 2023, the Company had a net unrealized loss position on its investment securities of $63.4 million, compared to a net unrealized loss of $53.2 million at June 30, 2023. The Company’s investment securities portfolio had an effective duration of 4.5 years at September 30, 2023 and June 30, 2023.

The following table summarizes the composition of the Company's investment securities portfolio at September 30, 2023.

(dollars in thousands)	Amortized Cost	Fair Value
Available for sale:
U.S. agency mortgage-backed	$324,459	$280,171
Collateralized mortgage obligations	84,009	78,279
Municipal bonds	55,705	45,037
U.S. government agency	19,278	17,444
Corporate bonds	6,982	6,088
Total available for sale	$490,433	$427,019
Held to maturity:
Municipal bonds	$1,065	$1,052
Total held to maturity	$1,065	$1,052

Approximately 30% of the investment securities portfolio was pledged as of September 30, 2023. As of September 30, 2023 and June 30, 2023, the Company had $127.9 million and $134.9 million, respectively, of securities pledged to secure public deposits.

Deposits

Total deposits were $2.6 billion at September 30, 2023, up $45.8 million, or 2%, from June 30, 2023. Non-maturity deposits decreased $46.2 million, or 2% during the third quarter of 2023 to $2.0 billion. The following table summarizes the changes in the Company’s deposits from June 30, 2023 to September 30, 2023.

(dollars in thousands)	9/30/2023	6/30/2023	Increase (Decrease)
Demand deposits	$785,448	$816,555	$(31,107)	(4)%
Savings	246,402	261,780	(15,378)	(6)
Money market	392,174	363,801	28,373	8
NOW	617,003	645,087	(28,084)	(4)
Certificates of deposit	556,457	464,495	91,962	20
Total deposits	$2,597,484	$2,551,718	$45,766	2%

The average rate on interest-bearing deposits increased 54 basis points from 1.30% for the second quarter of 2023 to 1.84% for the third quarter of 2023. At September 30, 2023, certificates of deposit maturing within the next 12 months totaled $460.6 million.

We obtain most of our deposits from individuals, small businesses and public funds in our market areas. The following table presents our deposits per customer type for the periods indicated.

	September 30, 2023	June 30, 2023
Individuals	52%	51%
Small businesses	39	39
Public funds	7	8
Broker	2	2
Total	100%	100%

The total amounts of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) were $755.5 million at September 30, 2023 and $735.4 million at June 30, 2023. Public funds in excess of the FDIC insurance limits are fully collateralized.

Net Interest Income

The net interest margin ("NIM") decreased 19 basis points from 3.94% for the second quarter of 2023 to 3.75% for the third quarter of 2023 primarily due to an increase in the average cost of interest-bearing deposits, which was partially offset with an increase in the average yield on interest-earning assets. The average cost of interest-bearing deposits increased by 54 basis points in the third quarter of 2023 and our cost of deposits increased by $2.6 million, or 47%, in the third quarter of 2023 compared to the second quarter of 2023. The increase in deposit costs reflects the rise in market rates of interest as well as a migration to interest-bearing deposits from non-interest bearing deposits.

The average loan yield was 5.95% for the third quarter of 2023, up 13 basis points from the second quarter of 2023, primarily reflecting increased rates on variable loans coupled with new loan originations at higher market rates during the period.

Average other interest-earning assets were $54.0 million for the third quarter of 2023, up $1.8 million, or 3%, from the second quarter of 2023 primarily due to a reallocation of certain other interest-earning assets.

Loan accretion income from acquired loans totaled $634,000 for the third quarter of 2023, down $13,000, or 2%, from the second quarter of 2023.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	Quarter Ended
	9/30/2023			6/30/2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$2,538,218	$38,490	5.95%	$2,491,029	$36,530	5.82%
Investment securities (TE)	495,219	2,939	2.39	507,050	2,986	2.37
Other interest-earning assets	54,015	649	4.77	52,256	555	4.26
Total interest-earning assets	$3,087,452	$42,078	5.36%	$3,050,335	$40,071	5.22%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,256,885	$3,791	1.20%	$1,300,245	$3,023	0.93%
Certificates of deposit	511,754	4,390	3.40	407,038	2,524	2.49
Total interest-bearing deposits	1,768,639	8,181	1.84	1,707,283	5,547	1.30
Other borrowings	5,539	53	3.80	5,651	55	3.88
Subordinated debt	54,159	845	6.24	54,098	850	6.29
FHLB advances	273,087	3,490	5.01	272,783	3,313	4.81
Total interest-bearing liabilities	$2,101,424	$12,569	2.37%	$2,039,815	$9,765	1.91%
Noninterest-bearing deposits	$799,534			$831,517
Net interest spread (TE)			2.99%			3.31%
Net interest margin (TE)			3.75%			3.94%

Noninterest Income

Noninterest income for the third quarter of 2023 totaled $4.4 million, up $951,000, or 28%, from the second quarter of 2023. The increase was related primarily to gains on sale of loans (up $661,000 of which $640,000 was related to the sale of SBA loans during the third quarter of 2023) and bank card fees (up $188,000) for the third quarter of 2023 compared to the second quarter of 2023.

Noninterest Expense

Noninterest expense for the third quarter of 2023 totaled $21.3 million, up $379,000, or 2%, from the second quarter of 2023. The increase was primarily related to data processing and communication expenses (up $364,000) and marketing and advertising expenses (up $196,000), which were partially offset by the absence of provision for credit losses on unfunded commitments (down $151,000) and a reduction in compensation and benefits expense (down $109,00) during the third quarter of 2023.

Capital and Liquidity

At September 30, 2023, shareholders’ equity totaled $345.3 million, down $785,000, or less than 1%, compared to $346.1 million at June 30, 2023. The decrease was primarily due to the increase in accumulated other comprehensive loss on available for sale investment securities, shareholder dividends and repurchases of shares of the Company's common stock, which were partially offset by the Company’s earnings of $9.8 million during the third quarter of 2023. The market value of the Company's available for sale securities at September 30, 2023 decreased $10.2 million, or 19%, during the third quarter of 2023. Preliminary Tier 1 leverage capital and total risk-based capital ratios were 10.71% and 13.73%, respectively, at September 30, 2023, compared to 10.78% and 14.07%, respectively, at June 30, 2023.

The following table summarizes the Company's primary and secondary sources of liquidity which were available at September 30, 2023.

(dollars in thousands)	September 30, 2023
Cash and cash equivalents	$84,520
Unencumbered investment securities, amortized cost	79,015
FHLB advance availability	914,064
Amounts available from unsecured lines of credit	55,000
Federal Reserve bank term funding program	106,140
Federal Reserve discount window availability	500
Total primary and secondary sources of available liquidity	$1,239,239

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.25 per share payable on November 9, 2023, to shareholders of record as of October 30, 2023.

The Company also announced that the Board of Directors approved a new share repurchase plan (the “2023 Repurchase Plan”). Under the 2023 Repurchase Plan, the Company may purchase up to 405,000 shares, or approximately 5% of the Company’s outstanding common stock. Share repurchases under the 2023 Repurchase Plan may commence upon the completion of the Company’s 2021 Repurchase Plan. As of September 30, 2023, there were 47,980 shares remaining that may be repurchased under the 2021 Repurchase Plan. The repurchase plans do not include specific price targets and may be executed through the open market or privately-negotiated transactions depending upon market conditions and other factors. The repurchase plans have no time limit and may be suspended or discontinued at any time.

The Company repurchased 37,805 shares of its common stock during the third quarter of 2023 at an average price per share of $32.63. An additional 47,980 shares remain eligible for purchase under the 2021 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $42.30 and $31.67, respectively, at September 30, 2023.

Conference Call

Executive management will host a conference call to discuss third quarter 2023 results on Thursday, October 19, 2023 at 10:30 a.m. CDT. Analysts, investors and interested parties may attend the conference call by dialing toll free 1.848.488.9160 (US Local/International) or 1.877.550.1858 (US Toll Free). The investor presentation can be accessed the day of the presentation on Home Bancorp, Inc. website at https://home24bank.investorroom.com.

A replay of the conference call and a transcript of the call will be posted to the Investor Relations page of the Company's website, https://home24bank.investorroom.com.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	9/30/2023	6/30/2023	9/30/2022
Reported net income	$9,754	$9,781	$10,434
Add: Core deposit intangible amortization, net tax	307	307	358
Non-GAAP tangible income	$10,061	$10,088	$10,792

Total assets	$3,317,729	$3,290,153	$3,167,666
Less: Intangible assets	86,749	87,138	87,839
Non-GAAP tangible assets	$3,230,980	$3,203,015	$3,079,827

Total shareholders’ equity	$345,332	$346,117	$316,656
Less: Intangible assets	86,749	87,138	87,839
Non-GAAP tangible shareholders’ equity	$258,583	$258,979	$228,817

Return on average equity	11.04%	11.26%	12.35%
Add: Average intangible assets	4.11	4.24	4.99
Non-GAAP return on average tangible common equity	15.15%	15.50%	17.34%

Common equity ratio	10.41%	10.52%	10.00%
Less: Intangible assets	2.41	2.43	2.57
Non-GAAP tangible common equity ratio	8.00%	8.09%	7.43%

Book value per share	$42.30	$42.22	$38.27
Less: Intangible assets	10.63	10.63	10.61
Non-GAAP tangible book value per share	$31.67	$31.59	$27.66

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022 describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	9/30/2023	6/30/2023	% Change	9/30/2022
Assets
Cash and cash equivalents	$84,520	$96,873	(13)%	$150,556
Interest-bearing deposits in banks	99	99	—	349
Investment securities available for sale, at fair value	427,019	449,396	(5)	492,758
Investment securities held to maturity	1,065	1,066	—	1,080
Mortgage loans held for sale	467	538	(13)	169
Loans, net of unearned income	2,569,094	2,510,759	2	2,303,279
Allowance for loan losses	(31,123)	(30,639)	2	(27,351)
Total loans, net of allowance for loan losses	2,537,971	2,480,120	2	2,275,928
Office properties and equipment, net	42,402	42,904	(1)	43,685
Cash surrender value of bank-owned life insurance	47,054	46,789	1	46,019
Goodwill and core deposit intangibles	86,749	87,138	—	87,839
Accrued interest receivable and other assets	90,383	85,230	6	69,283
Total Assets	$3,317,729	$3,290,153	1	$3,167,666

Liabilities
Deposits	$2,597,484	$2,551,718	2%	$2,738,424
Other Borrowings	5,539	5,539	—	5,539
Subordinated debt, net of issuance cost	54,187	54,133	—	53,958
Federal Home Loan Bank advances	283,826	305,297	(7)	24,816
Accrued interest payable and other liabilities	31,361	27,349	15	28,273
Total Liabilities	2,972,397	2,944,036	1	2,851,010

Shareholders' Equity
Common stock	81	82	(1)	83
Additional paid-in capital	165,149	164,945	—	164,024
Common stock acquired by benefit plans	(1,787)	(1,878)	5	(2,150)
Retained earnings	227,649	220,801	3	197,553
Accumulated other comprehensive loss	(45,760)	(37,833)	(21)	(42,854)
Total Shareholders' Equity	345,332	346,117	—	316,656
Total Liabilities and Shareholders' Equity	$3,317,729	$3,290,153	1	$3,167,666

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	9/30/2023	6/30/2023	% Change	9/30/2022	% Change
Interest Income
Loans, including fees	$38,490	$36,530	5%	$29,859	29%
Investment securities	2,939	2,986	(2)	2,958	(1)
Other investments and deposits	649	555	17	1,447	(55)
Total interest income	42,078	40,071	5	34,264	23
Interest Expense
Deposits	8,181	5,547	47%	1,270	544%
Other borrowings	53	55	(4)	53	—
Subordinated debt expense	845	850	(1)	859	(2)
Federal Home Loan Bank advances	3,490	3,313	5	105	3224
Total interest expense	12,569	9,765	29	2,287	450
Net interest income	29,509	30,306	(3)	31,977	(8)
Provision for loan losses	351	511	(31)	1,696	(79)
Net interest income after provision for loan losses	29,158	29,795	(2)	30,281	(4)
Noninterest Income
Service fees and charges	1,277	1,230	4%	1,300	(2)%
Bank card fees	1,903	1,715	11	1,623	17
Gain on sale of loans, net	687	26	2542	78	781
Income from bank-owned life insurance	265	260	2	231	15
(Loss) gain on sale of assets, net	—	(3)	100	18	(100)
Other income	267	220	21	224	19
Total noninterest income	4,399	3,448	28	3,474	27
Noninterest Expense
Compensation and benefits	12,492	12,601	(1)%	12,128	3%
Occupancy	2,410	2,447	(2)	2,297	5
Marketing and advertising	638	442	44	658	(3)
Data processing and communication	2,496	2,132	17	2,284	9
Professional fees	402	459	(12)	331	21
Forms, printing and supplies	195	204	(4)	185	5
Franchise and shares tax	542	541	—	633	(14)
Regulatory fees	511	401	27	467	9
Foreclosed assets, net	99	50	98	101	(2)
Amortization of acquisition intangible	389	389	—	453	(14)
Provision for credit losses on unfunded commitments	—	151	(100)	146	(100)
Other expenses	1,164	1,142	2	1,040	12
Total noninterest expense	21,338	20,959	2	20,723	3
Income before income tax expense	12,219	12,284	(1)	13,032	(6)
Income tax expense	2,465	2,503	(2)	2,598	(5)
Net income	$9,754	$9,781	—	$10,434	(7)

Earnings per share - basic	$1.22	$1.22	—%	$1.29	(5)%
Earnings per share - diluted	$1.22	$1.21	1%	$1.28	(5)%

Cash dividends declared per common share	$0.25	$0.25	—%	$0.23	9%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	9/30/2023	6/30/2023	% Change	9/30/2022	% Change
EARNINGS DATA
Total interest income	$42,078	$40,071	5%	$34,264	23%
Total interest expense	12,569	9,765	29	2,287	450
Net interest income	29,509	30,306	(3)	31,977	(8)
Provision for loan losses	351	511	(31)	1,696	(79)
Total noninterest income	4,399	3,448	28	3,474	27
Total noninterest expense	21,338	20,959	2	20,723	3
Income tax expense	2,465	2,503	(2)	2,598	(5)
Net income	$9,754	$9,781	—	$10,434	(7)

AVERAGE BALANCE SHEET DATA
Total assets	$3,281,093	$3,250,190	1%	$3,265,907	—%
Total interest-earning assets	3,087,452	3,050,335	1	3,060,273	1
Total loans	2,538,218	2,491,029	2	2,265,846	12
PPP loans	5,869	6,100	(4)	9,431	(38)
Total interest-bearing deposits	1,768,639	1,707,283	4	1,894,275	(7)
Total interest-bearing liabilities	2,101,424	2,039,815	3	1,978,734	6
Total deposits	2,568,173	2,538,800	1	2,818,318	(9)
Total shareholders' equity	350,436	348,414	1	335,053	5

PER SHARE DATA
Earnings per share - basic	$1.22	$1.22	—%	$1.29	(5)%
Earnings per share - diluted	1.22	1.21	1	1.28	(5)
Book value at period end	42.30	42.22	—	38.27	11
Tangible book value at period end	31.67	31.59	—	27.66	14
Shares outstanding at period end	8,163,655	8,197,859	—	8,273,334	(1)
Weighted average shares outstanding
Basic	8,006,226	8,042,434	—%	8,089,246	(1)%
Diluted	8,038,606	8,079,205	(1)	8,138,307	(1)

SELECTED RATIOS (1)
Return on average assets	1.18%	1.21%	(2)%	1.27%	(7)%
Return on average equity	11.04	11.26	(2)	12.35	(11)
Common equity ratio	10.41	10.52	(1)	10.00	4
Efficiency ratio (2)	62.93	62.09	1	58.45	8
Average equity to average assets	10.68	10.72	—	10.26	4
Tier 1 leverage capital ratio (3)	10.71	10.78	(1)	9.76	10
Total risk-based capital ratio (3)	13.73	14.07	(2)	13.65	1
Net interest margin (4)	3.75	3.94	(5)	4.11	(9)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	8.00%	8.09%	(1)%	7.43%	8%
Return on average tangible common equity (6)	15.15	15.50	(2)	17.34	(13)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	9/30/2023			6/30/2023			9/30/2022
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1)
Nonaccrual loans(2)	$8,001	$3,905	$11,906	$6,806	$5,364	$12,170	$4,281	$12,799	$17,080
Accruing loans 90 days or more past due	43	—	43	26	—	26	3	—	3
Total nonperforming loans	8,044	3,905	11,949	6,832	5,364	12,196	4,284	12,799	17,083
Foreclosed assets and ORE	221	141	362	121	80	201	14	376	390
Total nonperforming assets	8,265	4,046	12,311	6,953	5,444	12,397	4,298	13,175	17,473
Performing troubled debt restructurings	—	—	—	—	—	—	4,686	879	5,565
Total nonperforming assets and troubled debt restructurings	$8,265	$4,046	$12,311	$6,953	$5,444	$12,397	$8,984	$14,054	$23,038

Nonperforming assets to total assets			0.37%			0.38%			0.55%
Nonperforming loans to total assets			0.36			0.37			0.54
Nonperforming loans to total loans			0.47			0.49			0.74

(1)It is our policy to cease accruing interest on loans 90 days or more past due, with certain limited exceptions. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.
(2)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $3.3 million at September 30, 2022. Acquired restructured loans placed on nonaccrual totaled $3.2 million at September 30, 2022. With the adoption of ASU 2022-02, effective January 1, 2023, TDR accounting has been eliminated.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	9/30/2023			6/30/2023			9/30/2022
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$3,320	$—	$3,320	$3,200	$—	$3,200	$2,293	$32	$2,325
Home equity loans and lines	742	—	742	707	—	707	500	—	500
Commercial real estate	14,185	230	14,415	14,299	499	14,798	12,504	1,193	13,697
Construction and land	5,123	—	5,123	4,822	—	4,822	4,973	—	4,973
Multi-family residential	523	—	523	512	—	512	498	—	498
Commercial and industrial	6,161	105	6,266	5,734	121	5,855	4,523	188	4,711
Consumer	734	—	734	745	—	745	647	—	647
Total allowance for loan losses	$30,788	$335	$31,123	$30,019	$620	$30,639	$25,938	$1,413	$27,351

Unfunded lending commitments(3)	2,454	—	2,454	2,454	—	2,454	2,263	—	2,263
Total allowance for credit losses	$33,242	$335	$33,577	$32,473	$620	$33,093	$28,201	$1,413	$29,614

Allowance for loan losses to nonperforming assets			252.81%			247.15%			156.53%
Allowance for loan losses to nonperforming loans			260.47%			251.22%			160.11%
Allowance for loan losses to total loans			1.21%			1.22%			1.19%
Allowance for credit losses to total loans			1.31%			1.32%			1.29%

Year-to-date loan charge-offs			$148			$137			$1,260
Year-to-date loan recoveries			296			152			605
Year-to-date net loan recoveries (charge-offs)			$148			$15			$(655)
Annualized YTD net loan recoveries (charge-offs) to average loans			0.01%			—%			(0.04)%
(3)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.